SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SANDISK CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANDISK CORPORATION
140 Caspian Court
Sunnyvale, California 94089

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of SanDisk Corporation (the “Company”) which will be held on May 22, 2002 at 9:00 a.m., local time, at the Company’s headquarters, 140 Caspian Court, Sunnyvale, California 94089.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect five (5) directors of the Company and (ii) to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, the Company’s Board of Directors has unanimously approved the proposals and recommends that you vote FOR each such proposal.

After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible but no later than May 22, 2002. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company’s 2001 Annual Report has been mailed concurrently herewith to all stockholders entitled to notice of and to vote at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sin	cerely yours,

Eli	Harari
President and Chief Executive Officer

Sunnyvale, California
April 17, 2002

IMPORTANT

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

SANDISK CORPORATION
140 Caspian Court
Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2002

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of SanDisk Corporation, a Delaware corporation (the “Company”), to be held on May 22, 2002 at 9:00 a.m., local time, at the Company’s headquarters, 140 Caspian Court, Sunnyvale, California 94089, for the following purposes:

1.    To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified. The nominees are Dr. Eli Harari, Irwin Federman, William V. Campbell, Dr. James D. Meindl and Alan F. Shugart.

2.    To ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

3.    To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

Only stockholders of record at the close of business on March 28, 2002 are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement which describes the matters to be voted on at the Annual Meeting and mark, sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, please sign and submit all proxy cards to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

BY	ORDER OF THE BOARD OF DIRECTORS

Eli	Harari
President and Chief Executive Officer

Sunnyvale, California
April 17, 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
SANDISK CORPORATION
TO BE HELD MAY 22, 2002

GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SanDisk Corporation, a Delaware corporation (the “Company” or “SanDisk”), of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 22, 2002, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on March 28, 2002 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 9:00 a.m., local time, at the Company’s headquarters, 140 Caspian Court, Sunnyvale, California 94089.

It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about April 17, 2002.

VOTING RIGHTS

The close of business on March 28, 2002 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. At the record date, the Company had approximately 68,674,948 shares of its Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 364 stockholders of record. Holders of Common Stock are entitled to one vote for each share of Common Stock so held. In the election of Directors, however, cumulative voting is authorized for all stockholders if any stockholder gives notice at the meeting, prior to voting for the election of Directors, of his or her intention to cumulate votes. Under cumulative voting, a stockholder may cumulate votes and give to one nominee a number of votes equal to the number of Directors to be elected (five at this meeting) multiplied by the number of votes to which such stockholder is entitled, or may distribute such number among any or all of the nominees. The five candidates receiving the highest number of votes will be elected. The Board of Directors is soliciting discretionary authority to vote proxies cumulatively. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Company’s Board of Directors (the “Board of Directors” or the “Board”) and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If you sign and return the proxy card but do not vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1 and 2, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

The affirmative vote of a plurality of the shares present or represented at the meeting and voting is required for the election of directors. An affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote is required for ratification of Ernst & Young LLP as independent accountants of the Company. An automated system administered by the Company’s transfer agent tabulates stockholder votes. Abstentions and broker non-votes are each included in determining the number of shares present and voting at the Annual Meeting for purposes of determining the presence or absence of a quorum, and each is tabulated separately. Abstentions are counted as negative votes, whereas broker non-votes are not counted for purposes of determining whether Proposal 2 presented to the stockholders has been approved.

REVOCABILITY OF PROXIES

Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

The Company will bear the cost of soliciting proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. In addition, the Company may engage and pay a proxy solicitation firm to aid in the solicitation of proxies. Except as described above, the Company does not intend to solicit proxies other than by mail.

The Annual Report of the Company, for the fiscal year ended December 31, 2001, has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The current Board of Directors consists of six members. Ms. Catherine Lego, a director since 1989, has decided not to stand for re-election to the Board of Directors at the Annual Meeting. At the Annual Meeting, five directors are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for such director is elected and qualified, or until the death, resignation, or removal of such director. There is currently one vacancy on the Board of Directors and an additional vacancy will arise from Ms. Lego’s decision not to stand for re-election. The Board of Directors has not nominated an individual to fill either vacancy. It is intended that the proxies will be voted for the five nominees named below for election to the Company’s Board of Directors unless authority to vote for any such nominee is withheld. There are five nominees, each of whom is currently a director of the Company. All of the current directors were elected to the Board of Directors by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxyholders will vote the proxies received by them FOR the nominees named below. The five candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than five nominees.

NOMINEES

Set forth below is information regarding the nominees to the Board of Directors.

Name	Position(s) with the Company	Age	First Elected as a Director
Dr. Eli Harari(3)	President, Chief Executive Officer and Director	56	1988
Irwin Federman(1)	Chairman of the Board and Director	66	1988
William V. Campbell(2)	Director	61	1993
Dr. James D. Meindl	Director	68	1989
Alan F. Shugart(1)(2)	Director	71	1993

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Special Option Committee

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS

Dr. Harari, the founder of the Company, has served as the President and Chief Executive Officer and as a director of the Company since June 1988. Dr. Harari founded Wafer Scale Integration, a privately held semiconductor company, in 1983 and was its President and Chief Executive Officer from 1983 to 1986, and Chairman and Chief Technical Officer from 1986 to 1988. From 1973 to 1983, Dr. Harari held various management positions with Honeywell Inc., Intel Corporation and Hughes Aircraft Microelectronics. Dr. Harari holds a Ph.D. degree in Solid State Sciences from Princeton University and has more than 70 patents issued in the field of non-volatile memories and storage systems. Dr. Harari is a board member of Tower Semiconductor, a public company in which SanDisk holds a minority investment, and Digital Portal, Inc., a joint venture firm created by SanDisk and Photo-Me International.

Mr. Federman has served as a director of the Company since September 1988. Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman also serves as a director for Centillium Communications, Inc., a developer and supplier of communications integrated circuits; Netro Corporation, a broadband wireless access systems company; Check Point Software Technologies Ltd., a security software company, Nuance Communications, Inc., a speech recognition software company; and various private corporations. Mr. Federman holds a B.S. degree in Economics from Brooklyn College.

Mr. Campbell has served as a director of the Company since October 1993. Mr. Campbell is Chairman of the Board of Directors of Intuit. From 1994 to 1998, Mr. Campbell served as the President and Chief Executive Officer and a director of Intuit. From 1991 to 1993, Mr. Campbell was President and Chief Executive Officer of GO Corporation, a pen-based computing software company. From 1987 to 1991, Mr. Campbell was President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer, Inc. Mr. Campbell also serves as a director for Apple Computer and Loudcloud, Inc., a software infrastructure provider. Mr. Campbell holds both B.A. and M.A. degrees in Economics from Columbia University.

Dr. Meindl has served as a director of the Company since March 1989. Dr. Meindl has been the Joseph M. Pettit Chair Professor of Microelectronics at the Georgia Institute of Technology in Atlanta, Georgia since 1993. From 1986 to 1993, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost of Rensselaer Polytechnic Institute. From 1967 to 1986, he was the John M. Fluke Professor of Electrical Engineering at Stanford University. Dr. Meindl serves as a director of Zoran, Inc. and Digital Microwave Corporation. Dr. Meindl holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from Carnegie-Mellon University.

Mr. Shugart has served as a director of the Company since January 1993. Mr. Shugart founded Seagate Technology, Inc. in 1979, building the company into the world’s largest independent manufacturer of disk drives and related components. In 1998, he left Seagate to establish Al Shugart International, a venture capital and public relations company. Mr. Shugart also serves as a director of Cypress Semiconductor Corporation, Valence Technology, Inc. and Inktomi Corporation. Mr. Shugart holds a B.S. degree in Engineering/Physics from the University of Redlands.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held six meetings during fiscal 2001. During fiscal 2001, each member of the Board of Directors attended or participated in seventy-five percent (75%) or more, except Mr. Federman who attended fifty-eight percent (58%), of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year and (ii) the total number of meetings held by all committees on which such director served during the past fiscal year. There are no family relationships among executive officers or directors of the Company. The Board of Directors has an Audit Committee, a Compensation Committee and a Special Option Committee.

The Audit Committee of the Board of Directors held six meetings during fiscal 2001. The Audit Committee, which was comprised of Directors Federman, Lego and Shugart during the 2001 fiscal year, recommends engagement of the Company’s independent accountants, approves services performed by such accountants and reviews and evaluates the Company’s accounting system and its system of internal controls.

The Board of Directors adopted and approved a charter for the Audit Committee in June 2000. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Compensation Committee of the Board of Directors held two meetings during fiscal 2001 and approved grants of options by written consent on approximately three occasions. The Compensation Committee, which was comprised of Directors Campbell, Lego and Shugart during the 2001 fiscal year, has overall responsibility for the Company’s compensation policies and determines the compensation payable to the Company’s executive officers, including their participation in certain of the Company’s employee benefit and stock option plans.

The Special Option Committee of the Board of Directors was formed in October 1999 with the authority to grant options solely to employees other than officers and directors. The Special Option Committee, comprised of Director Harari, acted by written consent on approximately 40 occasions during fiscal 2001.

DIRECTOR COMPENSATION

Board members receive cash compensation for their services as a director based on their attendance at board and committee meetings. Board members are compensated for their service at Board Meetings at the rate of $1,500 for in-person meetings and $500 for telephonic meetings. Board members are compensated for their service on Board committees at the rate of $500 for in-person meetings and $250 for telephonic meetings. Non-employee Board members are also eligible to receive periodic automatic option grants under the Company’s 1995 Non-Employee Directors Stock Option Plan (the “Directors Plan”).

Each individual who was re-elected as a non-employee Board member at the 2001 Annual Meeting received at that time an automatic option grant under the Directors Plan to purchase 16,000 shares of Common Stock, provided such individual had served as a non-employee Board member for at least six months prior to that date. Accordingly, each of the following non-employee Board members re-elected to the Board at the 2001 Annual Meeting received an option grant for 16,000 shares on June 5, 2001, the date of that meeting, with an exercise price of $24.10 per share: Directors Federman, Campbell, Lego, Meindl and Shugart.

Each automatic grant has an exercise price per share equal to the fair market value per share of Common Stock on the grant date and has a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each automatic option is immediately exercisable for any or all of the option shares; however, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the optionee cease service as a Board member prior to vesting in those shares. The shares subject to each 16,000-share grant made to each non-employee Board member re-elected at the 2001 Annual Meeting will vest upon the optionee’s completion of one year of Board service measured from the grant date. However, the shares subject to each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. In addition, each automatic option grant may, upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company’s outstanding Common Stock, be surrendered to the Company for a cash distribution per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with such tender offer over (ii) the exercise price payable per share.

The Board of Directors recommends that the stockholders vote FOR the election of all of the above nominees.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders.

Ernst & Young LLP has audited the Company’s financial statements annually since 1991. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees billed to the company by Ernst & Young LLP during fiscal year 2001

Audit Fees:

Audit fees accrued and paid by the Company to Ernst & Young LLP during the Company’s 2001 fiscal year for audit of the Company’s annual financial statements and the review of those financial statements included in the Company’s quarterly reports on Form 10-Q totaled $412,000.

Financial Information Systems Design and Implementation Fees:

The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2001.

All Other Fees:

The total of all other fees accrued and paid by the Company to Ernst & Young LLP during the Company’s 2001 fiscal year for services rendered was $943,365, including audit related services of $46,250 and non-audit related services of $897,115, which includes tax related services rendered to the Company.

The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with the principal accountants’ independence.

The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of Ernst & Young LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2002.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of March 28, 2002 by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding Common Stock, (ii) each director of the Company and each nominee for director, (iii) the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (as determined at the fiscal year ended December 31, 2001), and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o SanDisk Corporation, 140 Caspian Court, Sunnyvale, California 94089.

Unless otherwise indicated and pursuant to applicable community property laws, the persons named in the following table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 28, 2002, including, but not limited to, upon the exercise of an option.

Percentage of beneficial ownership is based upon 68,674,948 shares of Common Stock outstanding on March 28, 2002. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 28, 2002, including, but not limited to, upon the exercise of an option; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934. Based upon a review of 13G filings made with the Securities and Exchange Commission (the “SEC”) during 2001 and 2002, the following table includes all greater than 5% stockholders.

	Amount and Nature of Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percent Owned(%)
Entities Controlled by Citigroup, Inc.(1)	8,172,985	11.9

Oppenheimer Funds, Inc.(2)	5,756,000	8.38

William V. Campbell(3)	131,216	*

Irwin Federman(4)	70,686	*

Catherine P. Lego(5)	184,074	*

Dr. Eli Harari(6)	2,756,985	4.01

Dr. James D. Meindl(7)	158,930	*

Alan F. Shugart(8)	72,000	*

Frank Calderoni(9)	149,884	*

Nelson Chan(10)	164,137	*

Sanjay Mehrotra(11)	184,687	*

Ralph Hudson	51,623	*

All directors and executive officers as a group (11 persons)(12)	4,000,264	5.82

*	Less than 1% of the outstanding Common Stock.

(1)
Principal address of Citigroup, Inc. is 399 Park Avenue, New York, New York 10043 and principal address of Salomon Smith Barney, Inc. (“SSB”), Salomon Smith Barney Holding Company, Inc. (“SBHC”) and Salomon Smith Barney Holdings, Inc. (“SSB Holdings”) is 388 Greenwich Street, New York, New York 10013. Pursuant to a joint Schedule 13G dated January 10, 2002 filed with the SEC by and on behalf of

SSB, SBHC, SSB Holdings and Citigroup, Inc., Citigroup, Inc. reported that as of December 31, 2001 it had shared voting power over 8,172,985 shares and shared dispositive power over 8,172,985 shares. Includes 5,970,888 shares of common stock beneficially owned by SSB and SBHC, 7,989,138 shares of common stock beneficially owned by SSB Holdings Inc. and assumes conversion/exercise of certain securities held.

(2)
Pursuant to a Schedule 13G/A dated February 8, 2002 filed with the SEC by and on behalf of Oppenheimer Funds, Inc., Oppenheimer Funds, Inc. reported that as of December 31, 2001 it had shared dispositive power over 5,756,000 shares and it has disclaimed beneficial ownership over such securities. Includes 4,000,000 shares of common stock beneficially owned by Oppenheimer Global Growth and Income Fund.

(3)
Includes 72,000 shares owned by Mr. Campbell in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(4)
Includes 40,000 shares owned by Mr. Federman in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(5)
Includes 32,000 shares owned by Ms. Lego in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(6)
Includes 1,912,960 shares held in the name of a trust for the benefit of Dr. Harari and his wife. Also includes 765,859 shares owned by Dr. Harari in the form of outstanding options, which were exercisable on March 28, 2002, or within 60 days of that date. Also includes 22,666 shares owned directly by his son and 72,986 shares held in the name of a trust for the benefit of his children.

(7)
Includes 110,930 shares held as community property in the name of Dr. Meindl and his wife. Also includes 48,000 shares owned by Mr. Meindl in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(8)
Includes 72,000 shares owned by Mr. Shugart in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(9)	Includes 147,874 shares owned by Mr. Calderoni in the form of outstanding options, which were exercisable on March 28, 2002 or within 60 days of that date.

(10)	Includes 161,985 shares owned by Mr. Chan in the form of outstanding options, which were exercisable on March 28, 2002 or within 60 days of that date.

(11)	Includes 118,280 shares owned by Mr. Mehrotra in the form of outstanding options, which were exercisable on March 28, 2002 or within 60 days of that date.

(12)	Includes shares subject to options, including those identified in notes (3), (4), (5), (6), (7), (8), (9), (10) and (11).

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and stockholders holding more than ten percent (10%) of the outstanding capital stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2001 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2001 fiscal year, the Company believes that all executive officers and Board members complied with all their reporting requirements under Section 16(a) for such fiscal year, except that Ralph Hudson, our former Senior Vice President, Operations, did not timely file a Form 4 relating to a cash exercise of an option to purchase 23,840 shares of the Company’s Common Stock in December, 2001.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the SEC on or about March 28, 2002. Stockholders may obtain a copy of this report, without charge, by writing to Charles Van Orden, Vice President and General Counsel of the Company, at the Company’s principal executive offices located at 140 Caspian Court, Sunnyvale, California 94089.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years by (i) the Company’s Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 2001 fiscal year was in excess of $100,000. Such individuals will be hereafter referred to as the Named Executive Officers. No other executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 2001 fiscal year has resigned or terminated employment during that fiscal year.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards	All Other Compensation (5)
Securities Underlying
Name and Principal Position	Years	Salary($)(1)	Bonus($)(2)	Options(#)
Dr. Eli Harari President and Chief Executive Officer	2001 2000 1999	458,607 422,860 368,473	0 546,700 329,901	0 150,000 200,000	5,100 0 0

Frank Calderoni(3) Chief Financial Officer, Senior Vice President, Finance and Administration	2001 2000	251,031 200,926	0 137,000	170,000 245,000	5,100 0

Nelson Chan Senior Vice President and General Manager Retail Business Unit	2001 2000 1999	226,945 234,067 167,292	0 137,000 58,435	40,000 70,000 40,000	5,100 0 0

Sanjay Mehrotra Executive Vice President and Chief Operating Officer	2001 2000 1999	246,175 252,402 205,073	0 137,000 95,746	208,000 30,000 50,000	4,669 0 0

Ralph Hudson(4) Senior Vice President Worldwide Operations	2001 2000 1999	269,578 249,044 232,926	0 137,000 103,528	0 30,000 50,000	5,100 0 0

(1)	Includes salary deferral contributions to the Company’s 401(k) Plan.
(2)	Bonus earned for the year indicated but paid in the following year.
(3)	Mr. Calderoni resigned from the Company on March 1, 2002.
(4)	Mr. Hudson resigned from the Company on December 31, 2001.
(5)	Company paid 401(k) match.

Stock Options

The following table contains information concerning the stock option grants made to each of the Named Executive Officers for fiscal 2001. Except for the limited stock appreciation rights described in footnote (5) below, no stock appreciation rights were granted to those individuals during fiscal 2001.

Individual Grants

	Number of Securities Underlying Options Granted(#)(5)		% of Total Options Granted to Employees in Fiscal Year(6)	Exercise Price ($/Sh)(7)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(8)
Name						5%($)	10%($)
Dr. Eli Harari	—		—	—	—	—	—

Frank Calderoni	112,000 58,000	(1) (3)	9.39 4.86	21.89 21.89	6/19/11 6/19/11	1,541,315 798,181	3,905,686 2,022,588

Nelson Chan	7,509 32,491	(4) (4)	0.63 2.72	10.82 10.82	9/20/11 9/20/11	51,078 221,013	129,432 560,046

Sanjay Mehrotra	8,000 9,243 190,757	(2) (4) (4)	0.67 0.78 16.00	21.89 10.82 10.82	6/19/11 9/20/11 9/20/11	110,094 62,874 1,297,583	278,978 159,321 3,288,072

Ralph Hudson	—		—	—	—	—	—

(1)
The option was scheduled to become exercisable in eight (8) successive equal quarterly installments upon the optionee’s completion of each three (3)-month period of service with the Company over the twenty-four (24)-month period measured from June 20, 2001.

(2)
The option will become exercisable in twelve (12) successive equal quarterly installments upon the optionee’s completion of each three (3)-month period of service with the Company over the thirty-six (36)-month period measured from June 20, 2001.

(3)
The option was scheduled to become exercisable in a series of installments over the optionee’s period of service as follows: (i) 18,000 of the option shares became exercisable upon the optionee’s completion of six (6) months of service measured from the vesting commencement date, June 20, 2001, and (ii) the option was scheduled to become exercisable for the balance of the option shares in sixteen (16) successive equal quarterly installments upon the optionee’s completion of each additional three (3)-month period of service over the forty-eight (48)-month period measured from the six month anniversary of the Vesting Commencement Date.

(4)
Each option will become exercisable for 25% of the option shares upon the optionee’s continuation in service through September 21, 2002 and will become exercisable for the remaining shares in a series of twelve (12) successive quarterly installments upon the optionee’s completion of each additional three (3)-month period of service with the Company over the 36-month period measured from September 21, 2002.

(5)
Each option will become immediately exercisable for all the option shares upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Each option includes a limited stock appreciation right that will allow the optionee, upon the acquisition of 25% or more of the Company’s outstanding voting stock pursuant to a hostile tender offer, to surrender that option to the Company, to the extent the option is at the time exercisable for vested shares, in exchange for a cash distribution based on the tender offer price.

(6)	The Company granted options to purchase 1,192,570 shares of Common Stock to employees during fiscal 2001.

(7)
The exercise price may be paid in cash or in shares of the Company’s Common Stock valued at fair market value on the exercise date. The Company may finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(8)
Potential gains are net of exercise price, but before taxes associated with exercise. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels of assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises and option holdings for the 2001 fiscal year by each of the Named Executive Officers. Except for the limited stock appreciation rights described in footnote (5) to the Stock Options table above, no stock appreciation rights were exercised during such year or were outstanding at the end of that year.

	Shares Acquired on Exercise(#)	Aggregate Value Realized($)(2)	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised in-the-Money Options at FY-End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Eli Harari	––	––	731,484	262,500	5,040,063	439,000
Frank Calderoni	––	––	135,687	279,313	0	0
Nelson Chan	––	––	148,236	123,750	1,043,271	293,813
Sanjay Mehrotra	––	––	104,488	282,917	638,718	1,099,113
Ralph Hudson	76,440	1,613,767	65,479	90,000	345,291	455,181

(1)
Based on the fair market value of the Company’s Common Stock at December 28, 2001, $15.03 per share, (the closing selling price of the Company’s Common Stock on that date on the Nasdaq National Market) less the exercise price payable for such shares.

(2)	Equal to the fair market value of the shares at the time of acquisition over the option exercise price paid for those shares.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2001, included in the Company’s Annual Report on Form 10-K for that year.

The audit committee has reviewed and discussed the audited financial statements with management of the Company.

The audit committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Irw	in Federman
Ca	therine P. Lego
Ala	n Shugart

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company’s executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s 1995 Stock Option Plan under which grants may be made to executive officers and other key employees. The Compensation Committee was comprised of three non-employee Board members, William V. Campbell, Catherine P. Lego and Alan F. Shugart, during the 2001 fiscal year.

General Compensation Policy.    The overall policy of the Compensation Committee is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry in which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of financial and individual performance targets and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an executive officer’s level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer’s total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

Factors.    The principal factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2001 fiscal year are summarized below. The Compensation Committee may, however, at its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

*  Base Salary.    For comparative compensation purposes for the 2001 fiscal year, the Compensation Committee selected a peer group of companies both within and outside the industry which are comparable in size and growth pattern with the Company and which compete with the Company for executive talent. The base salary for each officer was then determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies (determined on the basis of their published 2000 fiscal year data), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors differed from individual to individual, as the Compensation Committee deemed appropriate. The compensation level for the Company’s executive officers for the 2001 fiscal year ranged from the 60th percentile to the 75th percentile of the base salary levels in effect for executive officers with comparable positions at the peer group companies, based on the published 2000 fiscal year data for those companies.

In selecting companies to survey for such compensation purposes, the Compensation Committee considered many factors not directly associated with stock price performance, such as geographic location, development stage, organizational structure and market capitalization. For this reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the S&P Electronics Semiconductor Index which the Company has selected as the industry index for purposes of the stock performance graph appearing later in this Proxy Statement.

*  Annual Incentive Compensation.    Annual bonuses are earned by each executive officer on the basis of the Company’s achievement of certain corporate financial performance targets established for the fiscal year and the individual’s level of performance. For fiscal year 2001, a minimum of 75% of the bonus target was measured on the basis of Company performance and the remainder of the bonus target was tied to individual performance.

Company performance was measured on the basis of pre-tax profit (exclusive of royalties) and net revenue targets established by the Compensation Committee at the start of the 2001 fiscal year. Because the Company did not attain the performance milestones for the 2001 fiscal year, the Compensation Committee decided not to award any bonuses to the executive officers that year.

*  Long-Term Incentive Compensation.    Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the Company’s stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company’s Common Stock at a fixed price per share (the closing market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with the Company, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers.

CEO Compensation.    In setting Dr. Harari’s base salary as Chief Executive Officer and President for the 2001 fiscal year, the Compensation Committee sought to achieve two objectives: (i) establish a level of base salary competitive with that paid to other chief executive officers of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance. The base salary established for Dr. Harari on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Dr. Harari’s compensation was not affected to any significant degree by Company performance factors and was at the 50th percentile of the base salary levels in effect for other chief executive officers at the same peer group of companies surveyed for comparative compensation purposes. The remaining components of the compensation earned by Dr. Harari for the 2001 fiscal year were entirely dependent upon financial performance and provided no dollar guarantees. Because the Company did not attain its performance milestones (based on pre-tax profit and net revenue targets) for the 2001 fiscal year, Dr. Harari was not awarded any bonus for that year. In addition, the Compensation Committee decided, in light of Dr. Harari’s existing equity position in the Company, not to award him any additional stock options during the 2001 fiscal year.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The non-performance based compensation paid to the Company’s executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer. It is not expected that the compensation to be paid to the Company’s executive officers for the 2002 fiscal year will exceed that limit although it is possible that the cash compensation payable to Dr. Harari for that year may exceed such limit if the Company exceeds its performance milestones for the 2002 fiscal year. The Company’s 1995 Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1995 Plan with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, other than with respect to Dr. Harari should the Company substantially exceed its annual performance milestones, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual compensation of the other executive officers approach the $1 million level.

William V. Campbell, Compensation Committee Member
Catherine P. Lego, Compensation Committee Member
Alan F. Shugart, Compensation Committee Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors was formed in June 1990 and was comprised of Directors William V. Campbell, Catherine Lego and Alan F. Shugart during the 2001 fiscal year. None of these individuals was at any time during fiscal 2001, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL AGREEMENTS

None of the Company’s executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Pursuant to the express provisions of the 1995 Stock Option Plan, the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company’s other executive officers will immediately accelerate in full, and all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan will immediately vest, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) within twelve (12) months after any acquisition of the Company by merger or asset sale in which those options and shares did not otherwise vest. In addition, the Compensation Committee of the Board of Directors has the authority as plan administrator of the 1995 Stock Option Plan to provide for the accelerated vesting of the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company’s other executive officers and the immediate vesting of all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following a successful tender offer for more than fifty percent (50%) of the Company’s outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Common Stock of the Company with that of the Standard & Poor’s 500 Stock Index, a broad market index published by S&P, and a selected S&P Electronics/Semiconductor company stock index compiled by Morgan Stanley & Co. Incorporated. The comparison for each of the periods assumes that $100 was invested on December 31, 1996 in the Company’s Common Stock, the stocks included in the S&P 500 Stock Index and the stocks included in the S&P Electronics/Semiconductor company stock index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by an individual investor.

Comparison of Cumulative Total Return from
December 31, 1996 to December 28, 2001

Among SanDisk, S&P 500 Stock Index
and S&P Electronics/Semiconductor Company Stock Index

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

CERTAIN TRANSACTIONS

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) authorizes the Company to provide indemnification of the Company’s directors and officers, and the Company’s Restated Bylaws (the “Bylaws”) require the Company to indemnify its directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, each of the Company’s current directors and executive officers has entered into separate indemnification agreements with the Company. Finally, the Certificate and Bylaws limit the liability of directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at the Company’s Annual Meeting of stockholders to be held in 2003 must be received by December 18, 2002 in order to be included in the proxy statement and proxy relating to that meeting.

In addition, the proxy solicited by the Board of Directors for the Annual Meeting to be held in 2003 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than March 3, 2003.

BY	ORDER OF THE BOARD OF DIRECTORS

Eli	Harari
President and Chief Executive Officer

April 17, 2002

                              SANDISK CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]
                                                                      For         Withheld        For All
                                                                      All            All          Except
1.  Election of Directors as described in the Proxy Statement:
    Nominees:  01-Dr. Eli Harari, 02-Irwin Federman, 03-William       [_]            [_]            [_]
    V. Campbell, 04-Dr. James D. Meindl and 05-Alan F. Shugart.

    ------------------------------------------------------------      [_]            [_]            [_]
                 *Write nominee(s) exception above.

                                                                      For          Against        Abstain
2.  Proposal to ratify the appointment of Ernst & Young LLP as
    independent accountants of the Company for the fiscal year        [_]            [_]            [_]
    ending December 31, 2002.

                                                                      For          Against        Abstain
3.  Transaction of any other business which may properly come
    before the meeting and any adjournment or postponement            [_]            [_]            [_]
    thereof.

                                                 Dated:                   , 2002
                                                        ------------------

                                       Signature(s)
                                                    ----------------------------

                                       -----------------------------------------
                                       NOTE: Please sign exactly as name appears
                                       hereon. Joint owners should each sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such.

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                             YOUR VOTE IS IMPORTANT.

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

PROXY                       SANDISK CORPORATION                            PROXY

          This Proxy is Solicited on Behalf of the Board of Directors
       for the Annual Meeting of Stockholders to be Held on May 22, 2002.

     Eli Harari and Charles Van Orden, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of SanDisk
Corporation (the "Company") which the undersigned is entitled to vote at the
Company's Annual Meeting of Stockholders on May 22, 2002, and at any
adjournments or postponements thereof, as follows:

     The Board of Directors recommends a vote FOR the Election of Directors and
FOR Proposals 2 and 3. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the proposals and, at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.

  SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)